EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

SKYBRIDGE MULTI-ADVISER HEDGE FUND

PORTFOLIOS LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$203,793,595.31	(a)	0.0000927	—
Fees Previously Paid	—		—	$18,891.67
Total Transaction Valuation	$203,793,595.31
Total Fees Due for Filing				$18,891.67	(b)
Total Fees Previously Paid				$18,891.67
Total Fee Offsets				—
Net Fee Due				$0.00

(a)	Calculated as the estimated aggregate maximum purchase price for Shares.
(b)	Calculated at $92.70 per $1,000,000 of the transaction value.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	SkyBridge Multi- Adviser Hedge Fund Portfolios LLC	SC TO-I	005-79005	May 26, 2022		$18,891.67
Fee Offset Sources					May 26, 2022		$18,891.67